Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-125672, 333-215433, 333-238802, 333-275698) of Crawford United Corporation (the "Company") of our report dated March 4, 2024, relating to the consolidated financial statements and financial statement schedules, which appear in this Form 10-K.

/s/ MEADEN & MOORE, LTD.

Meaden & Moore, Ltd.

Cleveland, Ohio

March 4, 2024